Exhibit 99.1

NETGEAR® REPORTS FOURTH QUARTER AND 2006 RESULTS

    Fourth quarter 2006 net revenue increased to $164.0 million,
    35% year-over-year growth
    Fourth quarter 2006 non-GAAP net income increased to $14.9 million, as compared to $9.1 million in the comparable prior year quarter, 64% year-over-year-growth
    Fourth quarter 2006 non-GAAP diluted earnings per share of $0.43, as compared to $0.27 in the prior year quarter, 59% year-over-year growth
    2006 net revenue increased to $573.6 million, 28% year-over-year growth
    2006 non-GAAP net income increased to $47.8 million, as compared to $34.7 million in 2005, 38% year-over year-growth
    2006 non-GAAP diluted earnings per share of $1.38, as compared to $1.02 in 2005, 35% year-over-year growth
    Company expects first quarter 2007 net revenue to be in the range of $160 million to $165 million, with non-GAAP operating margin in the range of 11% to 12%

SANTA CLARA, Calif. - February 15, 2007 - NETGEAR, Inc. (NASDAQGM: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the fourth quarter and year ended December 31, 2006.

Net revenue for the fourth quarter ended December 31, 2006 was $164.0 million, a 35% increase as compared to $121.8 million for the fourth quarter ended December 31, 2005, and an increase of 8% as compared to $151.6 million in the third quarter of 2006. Net income, computed in accordance with GAAP, for the fourth quarter of 2006 was $13.4 million or $0.38 per diluted share. This net income was an increase of 51% compared to net income of $8.9 million for the fourth quarter of 2005 and an increase of 68% compared to net income of $8.0 million in the third quarter of 2006. Diluted earnings per share, computed in accordance with GAAP, was $0.26 for the fourth quarter of 2005 and $0.23 for the third quarter of 2006.

Non-GAAP gross margin in the fourth quarter of 2006 was 32.5%, as compared to 31.3% in the year ago comparable quarter, and 33.5% in the third quarter of 2006. Non-GAAP operating margin was 11.6% in the fourth quarter of 2006, as compared to 11.4% in the fourth quarter of 2005, and 11.9% in the third quarter of 2006. In the fourth quarter of 2006, non-GAAP operating expenses were 20.9% of net revenue, as compared to 19.9% in the year ago comparable quarter, and 21.6% in the prior quarter.

Non-GAAP net income for the fourth quarter of 2006 was $14.9 million, a 64% increase compared to non-GAAP net income of $9.1 million for the fourth quarter of 2005, and a 25% increase compared to non-GAAP net income of $11.9 million for the third quarter of 2006. Non-GAAP net income for the fourth quarter of 2006 excludes $278,000 related to amortization of purchased intangibles and retention bonuses, net of taxes, as a result of the SkipJam acquisition, which closed on August 1, 2006. Retention bonuses of $1.4 million are not included in the purchase price allocation, but are period costs that will be charged to the statement of operations as incurred over a two year period from the date of the acquisition. As these costs are not part of normal operations of NETGEAR, they are excluded from the non-GAAP statement of operations. Non-GAAP net income for the fourth quarter of 2006 also excludes non-cash, stock-based compensation, net of tax, of $1.2 million. Non-GAAP net income for the fourth quarter of 2005 excludes total net charges of $278,000, including litigation reserves, net of taxes, of $122,000 and non-cash, stock based compensation, net of tax, of $156,000. Non-GAAP net income for the third quarter of 2006 excludes $3.0 million of adjustments related to amortization of purchased intangibles and in-process research and development, as well as retention bonuses, net of taxes, related to the SkipJam acquisition. Non-GAAP net income for the third quarter of 2006 also excludes non-cash, stock-based compensation, net of tax of $910,000. Non-GAAP net income was $0.43 per diluted share in the fourth quarter of 2006, compared to $0.27 per diluted share in the fourth quarter of 2005 and $0.35 per diluted share in the third quarter of 2006. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Net revenue for 2006 was $573.6 million, a 28% increase as compared to $449.6 million for 2005. Net income, computed in accordance with GAAP, for 2006 was $41.1 million or $1.19 per diluted share. This net income was a 22% increase compared to net income of $33.6 million for 2005. Earnings per share, computed in accordance with GAAP, was $0.99 per diluted share in 2005.

Non-GAAP net income for 2006 was $47.8 million, a 38% increase compared to non-GAAP net income of $34.7 million for 2005. Non-GAAP net income was $1.38 per diluted share for the 2006, compared to $1.02 per diluted share for 2005. Non-GAAP net income for 2006 excludes $3.3 million of adjustments related to amortization of purchased intangibles and in-process research and development, as well as retention bonuses, net of taxes, related to the SkipJam acquisition, which closed on August 1, 2006. Retention bonuses of $1.4 million are not included in the purchase price allocation but are period costs which will be charged to the statement of operations as incurred over a two year period from the date of the purchase. As these costs are not part of normal operations of NETGEAR, they are excluded from the non-GAAP statement of operations. Non-GAAP net income for the full year 2006 also excludes non-cash, stock-based compensation, net of tax of $3.4 million. Non-GAAP net income for 2005 excludes total net charges of $1.1 million, including litigation reserves, net of taxes, of $485,000 and non-cash, stock-based compensation, net of tax, of $631,000. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, "Fourth quarter net revenue came in above the high-end of our guidance. This marked the end of another strong year in which we achieved tremendous organic growth, market share gains, new product traction and global expansion. We further bolstered our position as a leader in innovation with the introduction of another 12 new products in the fourth quarter, and a total of 50 new products in 2006. Notable fourth quarter introductions included the Skype DECT Cordless Phone, Gigabit Stackable switches, and a cable VoIP gateway for TDC Kabel in Denmark. We received an unprecedented 5 innovation awards last month at the 2007 International Consumer Electronics Show, led by our Digital Entertainer HD IP Set Top Box; Dual-Mode Cordless phone with Skype; Storage Central Turbo, RangeMax™ Next Gigabit Router, and our Powerline HD Ethernet Adapter. Among numerous awards our products received, NETGEAR's Digital Entertainer HD IP Set Top Box was awarded 'Best of CES Show' by Laptop Magazine. Equally impressive is the fact that in just one year we have grown our revenue from service providers to approximately 28% of total revenue in the fourth quarter of 2006. Our latest Service Provider customer additions in the fourth quarter are Vodafone UK and TDC Kabel of Denmark."

Christine Gorjanc, Chief Accounting Officer of NETGEAR, said, "We ended the fourth quarter 2006 with inventory at $77.9 million, compared to $77.8 million at the end of the third quarter 2006, and $51.9 million at the end of fourth quarter 2005. Ending inventory turns were 5.7, compared to 5.2 at the end of the third quarter 2006, and 6.5 at the end of the fourth quarter 2005. Days sales outstanding (DSO) were 66 in the fourth quarter of 2006 compared to 71 days in the third quarter of 2006 and 77 days in the fourth quarter of 2005. Cash and short-term investments increased to $197.5 million at the end of the fourth quarter of 2006 compared to $151.1 million at the end of the third quarter of 2006, and $173.7 million at the end of the fourth quarter of 2005. Deferred revenue decreased to $8.2 million at the end of the fourth quarter of 2006 as compared to $12.5 million at the end of the prior quarter and increased from $4.3 million at the end of the fourth quarter of 2005."

The U.S. retail channel inventory ended the fourth quarter of 2006 at 8.4 weeks compared to 6.0 weeks in the fourth quarter of 2005 and 10.6 weeks in the third quarter of 2006. U.S. distribution channel inventory ended the fourth quarter of 2006 at 3.5 weeks, as compared to 4.4 weeks in the fourth quarter of 2005, and 6.3 weeks in the third quarter of 2006. European distribution channel inventory ended the fourth quarter of 2006 at approximately 5.1 weeks, as compared to approximately 5.2 weeks in the fourth quarter of 2005 and 3.8 weeks in the third quarter of 2006. Asia Pacific distribution channel inventory ended the fourth quarter of 2006 at approximately 4.2 weeks, as compared to approximately 4.6 weeks in the fourth quarter of 2005, and 4.3 weeks in the third quarter of 2006.

Net revenue by geography comprises gross revenue less such items as marketing incentives paid to customers, sales returns and price protection. The following table shows net revenue by geography for the periods indicated:

Net revenue by geography:
	Three months ended						Year ended
	December 31, 2006		December 31, 2005		October 1, 2006		December 31, 2006		December 31, 2005
North America	$51,414	31%	$52,411	43%	$56,119	37%	$220,440	38%	$199,208	44%
Europe, Middle-East and Africa	99,963	61%	58,101	48%	81,640	54%	298,234	52%	199,951	45%
Asia Pacific	12,625	8%	11,253	9%	13,812	9%	54,896	10%	50,451	11%
	$164,002	100%	$121,765	100%	$151,571	100%	$573,570	100%	$449,610	100%

Looking forward, Mr. Lo added, "This is an exciting time for all of us at NETGEAR. We are working hard to execute on our business strategy quarter after quarter. By providing our customers with a continual stream of innovative new broadband applications products that offer a great user experience, we believe we are building sustainable momentum. Importantly, our global distribution channel is among the best and capable of supporting the continued growth we expect worldwide as consumers and businesses adopt exciting new broadband applications at accelerated rates, led by Voice Over the Internet, Internet video and music streaming, and storage applications. We have benefited from the tremendous growth in our service provider business, which as we previously noted is not expected to be linear given service providers approval processes and buying patterns. Although this will likely lead to up and down periods versus a straight growth trajectory, we continue to believe the service provider market will be a growth area for us in the coming years. We are in a great position entering the first quarter of 2007, with an exceptionally compelling product line-up across all key product categories we serve, and another 12 new products planned. Specifically, we expect net revenue for the first quarter 2007 to be approximately $160 million to $165 million, with non-GAAP operating margin in the range of 11% to 12%. Finally, we expect the non-GAAP effective tax rate to be approximately 37.5%."

Investor Conference Call / Webcast Details

NETGEAR will review the fourth quarter and 2006 results and discuss management's expectations for the first quarter of 2007 today, Thursday, February 15, 2007 at 5 p.m. EST (2 p.m. PST). The dial-in number for the live audio call is (201) 689-8560. A live webcast of the conference call will be available on NETGEAR's website at www.netgear.com. A replay of the call will be available 2 hours following the call through midnight EST (9 p.m. PST) on Thursday, February 22, 2007 by telephone at (201) 612-7415 and via the web at www.netgear.com. The account number to access the phone replay is 3055 and the conference ID number is 225168.

About NETGEAR, Inc.

NETGEAR (NASDAQGM: NTGR) designs technologically advanced, branded networking products that address the specific needs of small and medium business and home users. The Company's product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company's Web site at http://www.netgear.com or call (408) 907-8000.

© 2007 NETGEAR, Inc. NETGEAR®, the NETGEAR logo and RangeMax are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved.

Contacts:
Doug Hagan Director, Corporate Marketing NETGEAR, Inc. (408) 907-8053 doug.hagan@netgear.com	David Pasquale Executive Vice President, Investor Relations The Ruth Group (646) 536-7006 dpasquale@theruthgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements represent NETGEAR, Inc.'s expectations or beliefs concerning future events and include statements, among others, regarding NETGEAR's expected revenue, earnings, operating income and tax rate on both a GAAP and non-GAAP basis, anticipated new product offerings, current and future demand for the Company's existing and anticipated new products, willingness of consumers to purchase and use the Company's products, and ability to increase distribution and market share for the Company's products domestically and worldwide. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: future demand for the Company's products may be lower than anticipated; consumers may choose not to adopt the Company's new product offerings or adopt competing products; the Company may be unsuccessful or experience delays in manufacturing and distributing its new and existing products; telecommunications service providers may choose to slow their deployment of the Company's products or utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings; channel inventory information reported is estimated based on the average number of weeks of inventory on hand on the last Saturday of the quarter, as reported by certain of NETGEAR's customers. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Part II - Item 1A. Risk Factors," pages 31 through 40, in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2006, filed with the Securities and Exchange Commission on November 13, 2006. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

NETGEAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net revenue	$ 164,002	$ 121,765	$ 573,570	$ 449,610
Cost of revenue	110,826	83,647	379,911	297,911
Gross profit	53,176	38,118	193,659	151,699

Operating expenses:
Research and development	5,247	3,226	18,443	12,837
Sales and marketing	24,937	17,770	91,881	71,345
General and administrative	5,729	3,410	20,905	14,559
In-process research and development	-	-	2,900	-
Litigation reserves	-	202	-	802

Total operating expenses	35,913	24,608	134,129	99,543
Income from operations	17,263	13,510	59,530	52,156
Interest income	1,957	1,343	6,974	4,104
Other income (expense), net	1,889	(622)	2,495	(1,770)
Income before income taxes	21,109	14,231	68,999	54,490
Provision for income taxes	7,660	5,363	27,867	20,867
Net income	$ 13,449	$ 8,868	$ 41,132	$ 33,623

Net income per share:
Basic	$ 0.40	$ 0.27	$ 1.23	$ 1.04
Diluted	$ 0.38	$ 0.26	$ 1.19	$ 0.99

Weighted average shares outstanding used to compute net income per share:
Basic	33,789	32,945	33,381	32,351
Diluted	34,995	34,298	34,553	33,939

Stock-based compensation expense was allocated as follows:
Cost of revenue	$ 119	$ 34	$ 430	$ 147
Research and development	394	68	1,119	293
Sales and marketing	450	45	1,405	375
General and administrative	455	21	1,551	249

NETGEAR, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding amortization of purchased intangibles, in-process research and development, retention bonuses, litigation reserves, and stock-based compensation, net of tax.
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net revenue	$ 164,002	$ 121,765	$ 573,570	$ 449,610
Cost of revenue	110,632	83,613	379,356	297,764
Gross profit	53,370	38,152	194,214	151,846

Operating expenses:
Research and development	4,523	3,158	16,838	12,544
Sales and marketing	24,487	17,725	90,476	70,970
General and administrative	5,274	3,389	19,354	14,310
In-process research and development	-	-	-	-
Litigation reserves	-	-	-	-

Total operating expenses	34,284	24,272	126,668	97,824
Income from operations	19,086	13,880	67,546	54,022
Interest income	1,957	1,343	6,974	4,104
Other income (expense), net	1,889	(622)	2,495	(1,770)
Income before income taxes	22,932	14,601	77,015	56,356
Provision for income taxes	8,000	5,455	29,168	21,617
Net income	$ 14,932	$ 9,146	$ 47,847	$ 34,739

Net income per share:
Basic	$ 0.44	$ 0.28	$ 1.43	$ 1.07
Diluted	$ 0.43	$ 0.27	$ 1.38	$ 1.02

Weighted average shares outstanding used to compute net income per share:
Basic	33,789	32,945	33,381	32,351
Diluted	34,995	34,298	34,553	33,939

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share data)
(Unaudited)

	Three months ended			Year ended
	December 31, 2006			December 31, 2006
	GAAP	Adjust-ments	Non-GAAP	GAAP	Adjust-ments	Non-GAAP

Net revenue	$ 164,002	$ -	$ 164,002	$ 573,570	$ -	$ 573,570
Cost of revenue	110,826	194	110,632	379,911	555	379,356
Gross profit	53,176	(194)	53,370	193,659	(555)	194,214

Operating expenses:
Research and development	5,247	724	4,523	18,443	1,605	16,838
Sales and marketing	24,937	450	24,487	91,881	1,405	90,476
General and administrative	5,729	455	5,274	20,905	1,551	19,354
In-process research and development	-	-	-	2,900	2,900	-

Total operating expenses	35,913	1,629	34,284	134,129	7,461	126,668
Income from operations	17,263	(1,823)	19,086	59,530	(8,016)	67,546
Interest income	1,957	-	1,957	6,974	-	6,974
Other income	1,889	-	1,889	2,495	-	2,495
Income before income taxes	21,109	(1,823)	22,932	68,999	(8,016)	77,015
Provision for income taxes	7,660	(340)	8,000	27,867	(1,301)	29,168
Net income	$ 13,449	$ (1,483)	$ 14,932	$ 41,132	$ (6,715)	$ 47,847

Net income per share:
Basic	$ 0.40		$ 0.44	$ 1.23		$ 1.43
Diluted	$ 0.38		$ 0.43	$ 1.19		$ 1.38

Weighted average shares outstanding used to compute net income per share:
Basic	33,789		33,789	33,381		33,381
Diluted	34,995		34,995	34,553		34,553

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended			Year ended
	December 31, 2005			December 31, 2005
	GAAP	Adjust-ments	Non-GAAP	GAAP	Adjust-ments	Non-GAAP

Net revenue	$ 121,765	$ -	$ 121,765	$ 449,610	$ -	$ 449,610
Cost of revenue	83,647	34	83,613	297,911	147	297,764
Gross profit	38,118	(34)	38,152	151,699	(147)	151,846

Operating expenses:
Research and development	3,226	68	3,158	12,837	293	12,544
Sales and marketing	17,770	45	17,725	71,345	375	70,970
General and administrative	3,410	21	3,389	14,559	249	14,310
Litigation reserves	202	202	-	802	802	-

Total operating expenses	24,608	336	24,272	99,543	1,719	97,824
Income from operations	13,510	(370)	13,880	52,156	(1,866)	54,022
Interest income	1,343	-	1,343	4,104	-	4,104
Other expense	(622)	-	(622)	(1,770)	-	(1,770)
Income before income taxes	14,231	(370)	14,601	54,490	(1,866)	56,356
Provision for income taxes	5,363	(92)	5,455	20,867	(750)	21,617
Net income	$ 8,868	$ (278)	$ 9,146	$ 33,623	$ (1,116)	$ 34,739

Net income per share:
Basic	$ 0.27		$ 0.28	$ 1.04		$ 1.07
Diluted	$ 0.26		$ 0.27	$ 0.99		$ 1.02

Weighted average shares outstanding used to compute net income per share:
Basic	32,945		32,945	32,351		32,351
Diluted	34,298		34,298	33,939		33,939

NETGEAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$ 87,736	$ 90,002
Short-term investments	109,729	83,654
Accounts receivable, net	119,601	104,269
Inventories	77,932	51,873
Deferred income taxes	13,415	11,503
Prepaid expenses and other current assets	15,946	9,408
Total current assets	424,359	350,709
Property and equipment, net	6,568	4,702
Intangibles, net	975	-
Goodwill	3,800	558
Other non-current assets	2,202	328
Total assets	$ 437,904	$ 356,297

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 39,818	$ 38,912
Accrued employee compensation	11,803	7,743
Other accrued liabilities	75,909	66,279
Deferred revenue	8,215	4,304
Income taxes payable	7,737	3,055
Total current liabilities	143,482	120,293

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	221,487	204,754
Deferred stock-based compensation	-	(468)
Cumulative other comprehensive loss	(5)	(90)
Retained earnings	72,907	31,775
Total stockholders' equity	294,422	236,004
Total liabilities and stockholders' equity	$ 437,904	$ 356,297